Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 Tel. 516-677-0200 Fax 516-677-0380
FOR IMMEDIATE RELEASE

Contact:  Debra Wasser, SVP of Investor Relations & Corp. Comm., 516-677-0200 x1472

VEECO PROVIDES PRELIMINARY THIRD QUARTER RESULTS

Woodbury, NY, October 9, 2006 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that a weaker than expected capital expenditure environment in data storage adversely impacted its results for the quarter ended September 30, 2006.

Veeco’s data storage customers, who purchased a significant amount of new capital equipment from Veeco during the first half of 2006, have now indicated that they will absorb this equipment more slowly than originally anticipated. As a result, approximately $15 million of equipment, originally scheduled to ship principally to data storage customers late in the third quarter, has been rescheduled to ship in the fourth quarter. No equipment has been cancelled.

Based upon these customers’ rescheduling of capital equipment acceptances, Veeco has reduced its revenue and earnings forecast for the third quarter.  Veeco now expects revenue to be in the range of $111 - $114 million and GAAP earnings per share to be between $0.11 and $0.14 (non-GAAP EPS between $0.17 and $0.20). Veeco’s guidance was for revenues between $125-$130 million and GAAP EPS to be in the range of $0.23-$0.29 per share (non-GAAP EPS between $0.25 and $0.30 per share). Veeco currently expects third quarter bookings to be approximately $115 million, at the low end of its prior guidance of $115-$130 million.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “While data storage remains a year-over-year Veeco revenue growth opportunity for 2006, our customers are clearly slowing their capex production ramp for the second half of this year. We currently expect this adjustment in capex purchases to be multi-quarter as our customers re-assess their production ramps and new technology transition plans. However, industry requirements for increased areal density and consumer electronic expansion will continue to drive future investment in perpendicular head technology, transition to smaller femto slider formats and conversion to larger wafer size.  Veeco continues to introduce new Process Equipment and Metrology products for data storage wafer and slider applications.”

Mr. Braun continued, “Despite this setback, we still expect 2006 to be a solid year for Veeco in terms of revenue and profit growth compared to 2005.  We remain well positioned to provide leadership technologies for growth applications in data storage, semiconductor, HB-LED/wireless and scientific research.”  Based upon current backlog and visibility, Veeco currently projects that fourth quarter revenues will improve to over $120 million and orders will increase sequentially. Veeco intends to provide additional guidance for the fourth quarter on its conference call on October 23, 2006.

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Third Quarter 2006 Financial Results:

Veeco’s third quarter 2006 financial results will be released after the market closes on Monday, October 23, 2006.  A conference call reviewing these results has been scheduled for 5:00PM ET that day at 1 (800) 474-8920 (toll free) or 1 (719) 457-2727.  Veeco’s results will be posted to, and the call will be webcast live, on the Veeco website at www.veeco.com.   A replay of the call will be available beginning at 8:00PM ET that same evening through midnight on November 6, 2006 at 1 (888) 203-1112 (toll free) or 1 (719) 457-0820, passcode 4282840, or on www.veeco.com

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless, and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of volatility in end market conditions and the cyclical nature of the data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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